Exhibit 4.2

FORM OF
ETFS COLLATERALIZED COMMODITIES TRUST
AUTHORIZED PARTICIPANT AGREEMENT

          This Authorized Participant Agreement (the “Agreement”), dated as of __________, is entered into by and among ____________ (the “Authorized Participant”), ETFS Collateralized Commodities Trust, a Delaware statutory trust (the “Trust”), on behalf of its separate series therein (“Funds”), and ETF Securities LLC, a Delaware limited liability company, as sponsor of the Trust (the “Sponsor”) [on behalf of each Fund].

          The Parties agree and acknowledge that:

          (i) This Agreement shall take effect as if such number of separate agreements as there are Funds had been entered into, each between the Authorized Participant, the Sponsor and the Trust acting in respect of a separate such Fund and in respect of all purchases and redemptions which the Authorized Participant enters into in respect of that Fund;

          (ii) for the purposes of its execution, performance, termination and interpretation, this document is deemed to constitute as many Agreements as there are Funds and has been executed as a single document for administrative convenience only;

          (iii) each purchase and redemption entered into in respect of a particular Fund shall be governed by the Agreement deemed to have been entered in respect of such Fund;

          (iv) the rights and obligations of each Fund under each Agreement are separate and distinct from the rights and obligations of each other Fund under any other Agreement , each Fund will at any time be liable only for its own obligations and no Fund shall be guarantor of or jointly liable for the obligations of any other Fund.

SUMMARY

          As provided in the Trust Agreement of the Trust, as amended (the “Trust Agreement”) as currently in effect and described in the Prospectus (defined below), units of fractional undivided beneficial interest in and ownership of the Fund (the “Shares”) may be created or redeemed by the [Sponsor][Fund] for an Authorized Participant in aggregations of fifty thousand (50,000) Shares (each aggregation, a “Creation Unit”). Creation Units are offered only pursuant to a registration statement of the Trust on Form S-1, as amended (Registration No.: ___________, as declared effective by the Securities and Exchange Commission (“SEC”) and as the same may be amended from time to time thereafter or any successor registration statement in respect of Shares of the Trust (collectively, the “Registration Statement”) together with the prospectus of the Trust (the “Prospectus”) included therein. Under the Trust Agreement, Creation Units may be issued to, and redeemed from, authorized participants, only through the facilities of the Depository Trust Company (“DTC”), or a successor depository, and only in exchange for cash. This Agreement, the Handbook (as defined below) and the Procedures (as defined below) set forth the specific procedures by which the Authorized Participant may create or redeem Creation Units.

          Because new Shares can be created and issued on an ongoing basis, at any point during the valid existence of the Trust, a “distribution,” as such term is used in the Securities Act of 1933, as amended (“1933 Act”), may be occurring. The Authorized Participant is cautioned that some of its activities may result in its being deemed a participant in a distribution in a manner which would render it a statutory underwriter and subject it to the prospectus-delivery and liability provisions of the 1933 Act. The Authorized Participant should review the “Plan of Distribution” portion of the Prospectus and consult with its own counsel in connection with entering into this Agreement and submitting Orders (defined below).

          Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Facility Agreement, the Trust Agreement, the Authorized Participant Procedures Handbook set forth in Attachment A hereto (the “Handbook”) and the Creation and Redemption Procedures set forth in Attachment B (the “Procedures”).

          To give effect to the foregoing premises and in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

          Section 1. Order Placement and Authorized Participant Covenants.

          (a) To place orders to purchase or redeem one or more Creation Units, the Authorized Participant must follow the procedures for purchase and redemption referred to in Section 3 of this Agreement the Handbook and Procedures described in Attachments A and B, as each may be amended, modified or supplemented from time to time.

          (b) The Authorized Participant covenants and agrees:

     (i) to use its best efforts to ensure that any payment of cash to a Commodity Contract Counterparty, or any receipt of cash from a Commodity Contract Counterparty, in connection with a Purchase Order or Redemption Order placed by the Authorized Participant will take place only under the terms of the Trust Agreement and in accordance with the terms of the applicable Direct Agreement (as defined below); and

     (ii) (save in the case where the Authorized Participant is the Commodity Contract Counterparty) it will enter into a Direct Agreement with the Commodity Contract Counterparty in respect of the Fund substantially in the agreed form.

Section 2. Status, Representations and Warranties of the Parties.

(a) The Authorized Participant represents and warrants and covenants the following:

          (i) The Authorized Participant is a participant of DTC (as such a participant, a “DTC Participant”). If the Authorized Participant ceases to be a DTC Participant, the Authorized Participant shall give prompt notice to the Sponsor of such event, and this Agreement shall terminate immediately as of the date the Authorized Participant ceased to be a DTC Participant.

          (ii) Unless Section 2(a)(iii) applies, the Authorized Participant either (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”), or (ii) is exempt from being, or otherwise is not required to be, licensed as a broker-dealer or a member of FINRA, and in either case is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. In connection with the purchase or redemption of Creation Units and any related offers or sales of Shares, the Authorized Participant will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Authorized Participant will comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the FINRA By-Laws and NASD Conduct Rules (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules) if it is a FINRA member, to the extent the foregoing relates to the Authorized Participant’s transactions in and activities with respect to Shares, and that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

          (iii) If the Authorized Participant is offering or selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified or a member of FINRA as set forth in Section 2(a)(ii) above, the Authorized Participant will, in connection with such offers and sales, (i) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) comply with the prospectus delivery and other requirements of the 1933 Act, and the regulations promulgated thereunder, and (iii) conduct its business in accordance with the NASD Conduct Rules (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules), to the extent the foregoing relates to the Authorized Participant’s transactions in, and activities with respect to, Shares.

          (iv) The Authorized Participant has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws and regulations, including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, if the Authorized Participant is subject to the requirements of the USA PATRIOT Act.

(v) The Authorized Participant is duly [incorporated and registered as a company] under the laws of []], and has the power and authority to enter into this Agreement.

          (b) The Sponsor represents, warrants, and covenants on its own behalf and as Sponsor of the Trust that on the date hereof and at each time of purchase by the Authorized Participant of a Creation Unit from the Trust (each such time, the “Time of Purchase”), that:

          (i) on the effective date of the Registration Statement and at each Time of Purchase, the Trust’s Registration Statement shall be effective and no stop order of the SEC with respect thereto shall have been issued and no proceedings for such purpose shall have been instituted or, to the Sponsor’s knowledge, will then be contemplated by the SEC; the Registration Statement complied when it became effective and complies at the Time of Purchase in all material respects with the requirements of the 1933 Act, and the Prospectus complied as of its date, and complies at the Time of Purchase, in all material respects with the requirements of the 1933 Act; and the conditions to the use of Form S-1 have been satisfied; the Registration Statement did not when it became effective and does not at the Time of Purchase contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Prospectus did not, as of its date and does not at the Time of Purchase, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, the documents comprising the Disclosure Package (as defined below) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Sponsor makes no warranty or representation with respect to any statement contained in the Registration Statement, the Prospectus or the Disclosure Package in reliance upon and in conformity with information concerning the Authorized Participant and furnished in writing by or on behalf of the Authorized Participant to the Sponsor expressly for use therein. The “Disclosure Package” is the Prospectus and any amendments and supplements thereto at the Time of Purchase and any free writing prospectus as defined in Rule 405 of the 1933 Act (a “FWP”) prepared by, for or on behalf of the Sponsor before the Time of Purchase and intended for general distribution;

          (ii) the Shares, when issued and delivered against payment of consideration therefor, as provided in this Agreement, will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights;

          (iii) the Sponsor has been duly organized and, on the effective date of the Registration Statement and at each Time of Purchase, will be validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to act as the sponsor of the Trust as described in the Registration Statement and the Prospectus, and has all requisite power and authority to execute and deliver this Agreement;

          (iv) at the time the Sponsor makes an offer of Shares following the filing of the Registration Statement, neither the Trust nor the Sponsor will be an “ineligible issuer” as defined in Rule 405 of the 1933 Act;

          (v) the Sponsor agrees that if it becomes aware of any new delivery or disclosure requirement under the 1933 Act relating to Shares, other than the current obligation to deliver the Prospectus, it shall use best efforts to advise the Authorized Participant of such requirement(s); and

          (vi) the Sponsor shall provide to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request, the Sponsor will promptly notify the Authorized Participant when a revised, supplemented or amended Prospectus is available, the Sponsor will deliver or otherwise make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such numbers as to enable the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to customers or in response to the Authorized Participant’s reasonable request, the Sponsor will make such revised, supplemented or amended Prospectus available to the Authorized Participant no later than the effective date thereof, and the Sponsor will be deemed to have complied with this paragraph when the Authorized Participant has received such revised, supplemented or amended Prospectus at the address indicated below the signature line of the Authorized Participant in such number of hard copies as to enable the Authorized Participant to comply with any obligation it may have to deliver such Prospectus to customers or as it may have reasonably requested.

(c) The Sponsor, on its own behalf and in its capacity as sponsor of the Trust, agrees:

          (i) upon receipt of request from the Authorized Participant therefore, to file a post-effective amendment to the Registration Statement removing any reference to the Authorized Participant thereunder; and

          (ii) to advise the Authorized Participant promptly, confirming such advice in writing, of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of, a stop order suspending the effectiveness of the Registration Statement, and, if the SEC should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible.

          Section 3. Orders.

          (a) All orders to purchase or redeem Creation Units shall be made in accordance with the terms of the Trust Agreement, this Agreement and the Procedures. Each party will comply with such foregoing terms and procedures to the extent applicable to it. The Sponsor may issue, or caused to be issued, additional or other procedures from time to time relating to the manner of creating or redeeming Creation Units which are not related to the Procedures, and the Authorized Participant will comply with such procedures of which it has received notice delivered in accordance with Section 15(c) within a commercially reasonable time following receipt of such notice. The Trust, on behalf of each Fund, directs the Authorized Participant to contribute or receive cash payments directly to the Commodity Contract Counterparty [in accordance with the Procedures].

          (b) The Authorized Participant acknowledges and agrees that each order to purchase a Creation Unit (a “Purchase Order”) and each order to redeem a Creation Unit (a “Redemption Order”, and each Purchase Order and Redemption Order, an “Order”) delivered to the Sponsor, or the Sponsor’s designee, may not be revoked by the Authorized Participant after the specified Cut-off Time for the applicable Fund.

          (c) The Sponsor may, in its discretion, suspend the right of repurchase, or postpone the purchase settlement date, (i) for any period during which any of the NYSE, CBOT, or COMEX is closed other than for customary holidays or weekend closings or when trading is suspended or restricted on such exchanges in any of the underlying commodities; (ii) for any period during which a Market Disruption Event in the underlying index exists as a result of which the fulfillment of a purchase order is not reasonably practicable; or (iii) for such other period as the Sponsor determines to be necessary for the protection of the shareholders. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

          (d) The Sponsor, or its designee, shall also have the absolute right, but shall have no obligation, to reject any Purchase Order (i) determined by the Sponsor, or its designee, not to be in proper form; (ii) that the Sponsor, or its designee, has determined would have adverse tax consequences to the Trust or to the Beneficial Owners; (iii) the acceptance or receipt of which could, in the opinion of counsel to the Sponsor be unlawful; or (iv) if circumstances outside the control of the Sponsor, or its designee, make it for all practical purposes not feasible to process purchases of Creation Units. The Sponsor shall not be liable to any person by reason of the rejection of any Purchase Order.

          (e) The Sponsor, or its designee, shall reject any Redemption Order the fulfillment of which its counsel advises would be illegal under applicable laws and regulations, and the Sponsor, or its designee, shall have no liability to any person for rejecting a Redemption Order in such circumstances.

          (f) The Sponsor may, in its discretion, suspend the right of redemption, or postpone the applicable Redemption Settlement Time, for any period during which any of the NYSE, CBOT, or COMEX is closed other than for customary holidays or weekend closings or when trading is suspended or restricted on such exchanges in any of the underlying commodities: (i) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable; or (ii) for such other period as the Sponsor determines to be necessary for the protection of the shareholders. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

          (g) The Authorized Participant hereby consents to the use of recorded telephone lines whether or not such use is reflected in the Procedures. In the event that the Sponsor, the Trust, or any of their affiliated persons becomes legally compelled to disclose to any third party any recording involving communications with the Authorized Participant, the Sponsor agrees to provide the Authorized Participant with reasonable advance written notice identifying the recordings to be so disclosed, together with copies of such recordings, so that the Authorized Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. In the event that such protective order or other remedy is not obtained, or the Participant waives its right to seek such protective order or remedy, the Sponsor, the Trust, or any of their affiliated persons, as the case may be, agrees to furnish only that portion of the recorded conversation that, according to legal counsel, is legally required to be furnished and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the recorded conversation. The Sponsor, the Trust, and their affiliated persons shall not otherwise disclose to any third party any recording involving communications with the Authorized Participant without the Authorized Participant’s express written consent, except the Sponsor and the Trust may disclose to a regulatory or self-regulatory organization, to the extent required by applicable rule or law, recordings involving communications with the Authorized Participant.

          Section 4. Fees. To compensate JPMorgan Chase Bank, N.A. for services as Administrator in processing the purchase and redemption of Creation Units, an Authorized Participant is required to pay a fixed transaction fee of $500 per order to create or redeem Creation Units. The transaction fee may be waived or otherwise adjusted by the Sponsor and the Sponsor agrees to provide the Authorized Participant with prompt notice in advance of any such waiver or adjustment of the transaction fee.

          Section 5. Authorized Persons. Concurrently with the execution of this Agreement and as requested in writing from time to time thereafter, the Authorized Participant shall deliver to the Sponsor, or its designee, a certificate, duly certified as appropriate by its secretary or other duly authorized official, in the form of Exhibit A, setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Authorized Participant (each, an “Authorized Person”). The Sponsor may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the Sponsor, or its designee, receives a superseding certificate bearing a subsequent date and duly certified as described above. Upon the termination or revocation of authority of any Authorized Person by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to the Sponsor and such notice shall be effective upon receipt by the Sponsor.

          Section 6. Redemption. The Authorized Participant represents and warrants that it will not initiate a Redemption Order (as described in the Procedures) with the Sponsor for the purpose of redeeming a Creation Unit unless (i) it owns outright or has the right or authority to tender for redemption the Creation Units to be redeemed and to receive the entire proceeds of the redemption, and (ii) such Creation Units have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement which, under the circumstances, would preclude the delivery of such Creation Units to the Sponsor on the third Business Day following the Redemption Order Date.

          Section 7. Role of Authorized Participant.

          (a) The Authorized Participant acknowledges that, for all purposes of this Agreement and the Trust Agreement, the Authorized Participant shall have no authority to act as agent for the Trust or the Sponsor in any matter or in any respect.

          (b) The Authorized Participant will make itself and its employees available, upon reasonable request, during normal business hours to consult with the Sponsor or its designees concerning the performance of the Authorized Participant’s responsibilities under this Agreement.

          (c) The Authorized Participant, as a DTC Participant, agrees that it shall be bound by all of the obligations of a DTC Participant in addition to any obligations that it undertakes hereunder.

          (d) The Authorized Participant agrees, subject to any privacy, confidentiality or other internal policies it may have regarding its customers, obligations arising under federal or state securities laws or the applicable rules of any self-regulatory organization, to assist the Sponsor in ascertaining certain information regarding sales of Shares made by or through the Authorized Participant upon reasonable request of the Trust or the Sponsor that is necessary for the Trust to comply with its obligations to distribute information to its shareholders under applicable state or federal securities laws; provided that consistent with market practice, the Authorized Participant may undertake to deliver prospectuses, proxy material, annual and other reports of the Trust or other similar information that the Trust is obligated to deliver to its shareholders to the Authorized Participant’s customers that custody Shares with the Authorized Participant, after receipt from the Trust or the Sponsor of sufficient quantities to allow mailing thereof to such customers. The Sponsor agrees that the names and addresses and other information concerning the Authorized Participant’s customers are and shall remain the sole property of the Authorized Participant, and none of the Sponsor, the Trust or any of their respective affiliates shall use such names, addresses or other information for any purposes except in connection with the performance of their duties and responsibilities hereunder and except for servicing and informational mailings related to the Trust referred to in this Section 7(d) of this Agreement.

          Section 8. Indemnification.

          (a) The Authorized Participant hereby indemnifies and holds harmless the Sponsor[and the Fund], its respective direct or indirect affiliates (as defined below) and its respective directors, sponsors, partners, members, managers, officers, employees and agents (each, an “Authorized Participant Indemnified Party”) from and against any losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and the reasonable cost of investigation) incurred by such Authorized Participant Indemnified Party as a result of: (i) any breach by the Authorized Participant of any provisions of this Agreement that relates to the Authorized Participant, including its representations, warranties and covenants, or the Authorized Participant’s willful misconduct, negligence or bad faith; (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws and rules and regulations of self-regulatory organizations to the extent the foregoing relates to the Authorized Participant’s transactions in, and activities with respect to, Shares under this Agreement, [except that the Authorized Participant shall not be required to indemnify an Authorized Participant Indemnified Party to the extent that such failure was caused by the Authorized Participant’s adherence to instructions given or representations made by the Sponsor or any Authorized Participant Indemnified Party, as applicable;] (iv) any actions of such Authorized Participant Indemnified Party in reasonable reliance upon any instructions issued by the Authorized Participant in accordance with the Procedures believed by the Authorized Participant Indemnified Party to be genuine and to have been given by the Authorized Participant; or (v) (A) any representation by the Authorized Participant, its employees or its agents or other representatives about the Shares, any Authorized Participant Indemnified Party or the Trust that is not consistent with the Trust’s then-current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares and (B) any untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature described in Section 12(b) or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein when read together with the Prospectus, in light of the circumstances under which they were made, not misleading to the extent that such statement or omission relates to the Shares or any Authorized Participant Indemnified Party, unless, in either case, such representation, statement or omission was made or included by the Authorized Participant at the written direction of the Sponsor or is based upon any omission or alleged omission by the Sponsor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading. The Authorized Participant shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Authorized Participant Indemnified Party unless the Authorized Participant Indemnified Party shall have notified the Authorized Participant in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Authorized Participant Indemnified Party (or after the Authorized Participant Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Authorized Participant of any claim shall not relieve the Authorized Participant from any liability which it may have to any Authorized Participant Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall only release it from such liability under this paragraph to the extent it has been materially prejudiced by such failure to give notice. The Authorized Participant shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Authorized Participant elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Authorized Participant Indemnified Party in the suit, and who shall not, except with the consent of the Authorized Participant Indemnified Parties, be counsel to the Authorized Participant. If the Authorized Participant does not elect to assume the defense of any suit, it will reimburse the Authorized Participant Indemnified Party for the reasonable fees and expenses of any counsel retained by them.

          (b) The [Sponsor][Fund] hereby agrees to indemnify and hold harmless the Authorized Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each, a “Sponsor Indemnified Party”) from and against any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and the reasonable cost of investigation) incurred by such Sponsor Indemnified Party as a result of (i) any breach by the Sponsor of any provision of this Agreement that relates to the Sponsor, or the Sponsor’s willful misconduct, negligence or bad faith; (ii) any failure on the part of the Sponsor to perform any obligation of the Sponsor set forth in this Agreement; (iii) any failure by the Sponsor to comply with applicable laws and the rules and regulations of any governmental entity or any self-regulatory organization to the extent the foregoing relates to the Authorized Participant’s transactions in, and activities with respect to, Shares under this Agreement, except that the Sponsor shall not be required to indemnify a Sponsor Indemnified Party to the extent that such failure was caused by the Sponsor’s adherence to instructions given or representations made by the Authorized Participant or any Sponsor Indemnified Party, as applicable; (iv) any untrue statements or omissions made in any promotional material or sales literature furnished to the Authorized Participant or otherwise approved in writing by the Trust in respect of the Fund; (v) actions of such Sponsor Indemnified Party in reasonable reliance upon any instructions issued or representations made by the Sponsor or the Trust in accordance with this Agreement or Attachment A hereto reasonably believed by the Authorized Participant to be genuine and to have been given by the Sponsor or the Trust in respect of the Fund; or (vi) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of the Trust relating to the Fund as originally filed with the SEC or in any amendment thereof, or in the Prospectus, or in any amendment thereof or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in the Registration Statement or the Prospectus based on information furnished in writing by or on behalf of the Authorized Participant expressly for use in the Registration Statement or the Prospectus. The Sponsor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Sponsor Indemnified Party unless the Sponsor Indemnified Party shall have notified the Sponsor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Sponsor Indemnified Party (or after the Sponsor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Sponsor of any claim shall not relieve the Sponsor from any liability which it may have to any

Sponsor Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall only release it from such liability under this paragraph to the extent it has been materially prejudiced by such failure to give notice. The Sponsor shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Sponsor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Sponsor Indemnified Party in the suit and who shall not, except with the consent of the Sponsor Indemnified Party, be counsel to the Sponsor. If the Sponsor does not elect to assume the defense of any suit, it will reimburse the Sponsor Indemnified Party in the suit for the reasonable fees and expenses of any counsel retained by them.

          (c) No indemnifying party, as described in paragraphs (a) and (b) above, shall, without the written consent of the Authorized Participant Indemnified Party or the Sponsor Indemnified Party, as the case may be, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Authorized Participant Indemnified Party or Sponsor Indemnified Party, as the case may be, from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Authorized Participant Indemnified Party or Sponsor Indemnified Party, as the case may be.

          (d) The Sponsor and the Authorized Participant agree promptly to notify each other of the commencement of any proceedings or litigation against it and, in the case of the Sponsor, against any of the Sponsor’s officers or directors, in connection with the issuance and sale of the Shares or in connection with the Registration Statement or the Prospectus.

          Section 9. Limited Recourse and Liability.

(a)	Limitations on Liability.

(i)

Neither the Sponsor nor the Authorized Participant shall be liable to each other or to any other person for any damages arising out of any mistake or error in data provided to any of them by a third party or out of any interruption or delay in the electronic means of communications used by them.

(ii)

The debts, liabilities, obligations, expenses, costs, charges, indemnities and reserves incurred, contracted for, attributable to or otherwise existing with respect to the Fund to which this Agreement relates shall be enforceable against the assets of such Fund only, and not against the assets of the Trust generally or of any other Fund and, unless otherwise provided by the Sponsor, none of the debts, liabilities, obligations, expenses, costs, charges, indemnities and reserves incurred, contracted for, attributable to or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of such Fund. Any general liabilities, expenses, costs, charges, indemnities or reserves of the Trust which are not readily identifiable as being held with respect to any particular Fund shall be allocated and charged by the Sponsor to and among any one or more of the Funds in such manner and on such basis as the Sponsor in its sole discretion deems fair and equitable. Pursuant to the Delaware Statutory Trust Act and the Trust Agreement, any party extending credit to, contracting with or having any claim against any Fund of the Trust may look only to the assets of such Fund to satisfy or enforce any debt with respect to that Fund.

(iii) This Agreement has been entered into by the Fund and was executed and delivered by an officer of its Sponsor, on behalf of the Fund, which officer was acting solely in his capacity as an officer of the Sponsor and not in his individual capacity and which Sponsor was acting solely in its capacity as sponsor of the Fund and not in its individual capacity. The obligations of this Agreement are not binding on such officer, the Sponsor or any shareholder of the Funds of the Trust individually. The obligations of this Agreement are binding only upon the assets and property of the Trust or belonging or attributable to a Fund thereof.

(b)	Tax Liability.

          (i) The Authorized Participant shall be responsible for the payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax and any other similar tax or government charge applicable to the purchase or redemption of any Creation Unit made pursuant to this Agreement, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant. To the extent the Sponsor or the Trust is required by law to pay any such tax or charge, the Authorized Participant agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon upon reasonable notice thereof; provided, however, that the Authorized Participant shall not be liable to make payments pursuant to this paragraph to the extent that such payments result from the Sponsor’s, the Trust’s, or their designee’s willful misconduct, negligence, or bad faith.

          (ii) if any payment made by the Authorized Participant on behalf of the Fund in respect of a Creation Amount due from the Fund under the Facility Agreement is received into the Counterparty Account after a withholding or deduction of any amount, the Authorized Participant shall, on behalf of the Fund, pay into the Counterparty Account, such additional amounts as will result in receipt by the Commodity Contract Counterparty after such withholding or deduction of the amount which would have been received by the Commodity Contract Counterparty had no such withholding or deduction been made.

          Section 10. Acknowledgments

          (a) The Authorized Participant acknowledges receipt of a (i) copy of the Trust Agreement and (ii) the current Prospectus of the Trust, and represents that it has reviewed and understands such documents. The Sponsor and the Trust agree to process Orders, or cause its agents to process Orders, in accordance with the provisions of the Prospectus of the Trust, the Trust Agreement, and the Procedures.

          (b) The Authorized Participant acknowledges that it has been notified by the Sponsor of the provisions of the Facility Agreement and the ISDA Master Agreement pursuant to which the Authorized Participant may be designated as an Unacceptable Authorized Participant (and so cease to be an Authorized Participant for the purposes of the Facility Agreement).

          (c) The Authorized Participant hereby acknowledges and consents:

          (i) to the Fund entering into a Security Assignment in favor of the Commodity Contract Counterparty in respect of this Agreement; and

          (ii) to the pledge and grant by the Fund under such Security Assignment to the Commodity Contract Counterparty of a lien and first priority security interest for the performance and discharge of certain of its obligations under the Facility Agreement of all its right, title, interest and benefit, existing now or in the future, in, to, under or in respect of this Agreement and all other rights, moneys and property whatsoever which may from time to time at any time be derived from or accrue with respect to this Agreement, subject to the provisions of the Security Assignment;

          and further acknowledges that under the terms of the Security Assignment, the Commodity Contract Counterparty shall be entitled to exercise the rights of the Fund under this Agreement.

          Section 11. Effectiveness and Termination. Upon the execution of this Agreement by the parties hereto, this Agreement shall become effective in this form as of the date first set forth above, and may be terminated at any time by any party upon thirty (30) days prior written notice to the other parties unless earlier terminated: (i) in accordance with Section 2(a)(i); (ii) upon written notice to the Authorized Participant by the Sponsor in the event of a material breach by the Authorized Participant of this Agreement or the procedures described or incorporated herein; (iii) upon written notice to the Sponsor by the Authorized Participant in the event of a material breach by the Sponsor of this Agreement or the procedures described or incorporated herein; (iv) immediately in the circumstances described in Section 15(j); or (v) at such time as the Trust is terminated pursuant to the Trust Agreement. This Agreement supersedes any prior agreement between the parties hereto with respect to the subject matter contained herein.

          Section 12. Marketing Materials; Representations Regarding Shares; Identification in Registration Statement.

          (a) The Authorized Participant represents, warrants and covenants that (i) it will not, in connection with any sale or solicitation of a sale of Shares, make, or permit any of its representatives to make, any representations concerning the Shares or any Authorized Participant Indemnified Party other than representations not inconsistent with (A) the then-current Prospectus of the Trust, (B) printed information approved by the Sponsor as information supplemental to such Prospectus or (C) any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor, and (ii) it will not furnish or cause to be furnished to any person or display or publish any information or material relating to the Shares or any Authorized Participant Indemnified Party that are inconsistent with the Trust’s then-current Prospectus. Copies of the then-current Prospectus of the Trust and any such printed supplemental information will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

          (b) Notwithstanding the foregoing or anything to the contrary in this Agreement, the Authorized Participant and its affiliates may without the written approval of the Sponsor or the Trust prepare and circulate in the regular course of their businesses research, sales literature, reports, and other similar materials that include information, opinions or recommendations relating to the Shares, provided that such research, sales literature, reports, and other similar materials comply with applicable NASD rules (or with comparable FINRA rules, if such NASD rules are subsequently repealed, rescinded, or are otherwise replaced by FINRA rules).

          (c) The Authorized Participant hereby agrees that for the term of this Agreement the Sponsor, or its designee, may deliver the then-current Prospectus, and any revisions, supplements or amendments thereto or recirculation thereof, to the Authorized Participant in Portable Document Format (“PDF”) via electronic mail to (or to such other address as may be provided by the Authorized Participant from time to time) in lieu of delivering the Prospectus in paper form. The Authorized Participant may revoke the foregoing agreement at any time by delivering written notice to the Sponsor, or the Sponsor’s designee, and, whether or not such agreement is in effect, the Authorized Participant may, at any time, request reasonable quantities of the Prospectus, and any revisions, supplements or amendments thereto or recirculation thereof, in paper form from the Sponsor or its designee. The Authorized Participant acknowledges that it has the capability to access, view, save and print material provided to it in PDF and that it will incur no appreciable extra costs by receiving the Prospectus in PDF instead of in paper form.

The Sponsor will, when requested by the Authorized Participant, make available, or cause to be made available, at no cost the software and technical assistance necessary to allow the Authorized Participant to access, view and print the PDF version of the Prospectus.

          (d) For as long as this Agreement is effective, if required by the SEC, the Authorized Participant agrees to be identified as an authorized participant of the Trust (i) in the section of the Prospectus included within the Registration Statement entitled “Creation and Redemption of Shares” and in any other section as may be required by the SEC and (ii) on the Trust’s website. Upon the termination of this Agreement, (i) during the period prior to when the Sponsor qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will remove such identification from the Prospectus in the amendment of the Registration Statement next occurring after the date of the termination of this Agreement and, during the period after when the Sponsor qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will promptly file a current report on Form 8-K indicating the withdrawal of the Authorized Participant as an authorized participant of the Trust and (ii) the Sponsor will promptly update the Trust’s website to remove any identification of the Authorized Participant as an authorized participant of the Trust.

          Section 13. Certain Covenants of the Sponsor. The Sponsor, on its own behalf and as sponsor of the Trust, covenants and agrees:

          (a) to advise the Authorized Participant promptly of the happening of any event during the term of this Agreement which could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the expense of the Trust, to the Authorized Participant promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change;

          (b) to furnish directly or cause to be furnished to the Authorized Participant, at each time (i) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment, (ii) a new Registration Statement is filed to register additional Shares in reliance on Rule 429 under the 1933 Act, and (iii) there is financial information incorporated by reference into the Registration Statement or the Prospectus, such customary documents and certificates in form and content as reasonably requested and agreed; and

          (c) to cause the Trust to file a post-effective amendment to the Registration Statement no less frequently than once per calendar quarter on or about the same time that the Trust files a quarterly or annual report pursuant to Section 13 or 15(d) of the 1934 Act (including the information contained in such report), until such time as the Trust’s reports filed pursuant to Section 13 or 15(d) of the 1934 Act are incorporated by reference in the Registration Statement.

          Section 14. Ambiguous Instructions. If a Purchase Order Form or a Redemption Order Form contains order terms that differ from the information provided in the telephone call at the time of issuance of the applicable order number, the Sponsor will use commercially reasonable efforts to contact one of the Authorized Persons of the Authorized Participant to request confirmation of the terms of the Order. If an Authorized Person confirms the terms as they appear in the Order, then the Order will be accepted and processed. If an Authorized Person contradicts the Order terms, the Order will be deemed invalid, and a corrected Order must be received by the Sponsor. If the Sponsor is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order contains terms that are not complete or are illegible, the Order will be deemed invalid and the Sponsor will attempt to contact one of the Authorized Persons of the Authorized Participant to request retransmission of the Order.

          Section 15. Miscellaneous.

          (a) Amendment and Modification. This Agreement, the Procedures attached as Attachment A and the Exhibits hereto may be amended, modified or supplemented by the Trust and the Sponsor, without consent of the Authorized Participant from time to time by the following procedure. After the amendment, modification or supplement has been agreed to, the Sponsor will mail a copy of the proposed amendment, modification or supplement to the Authorized Participant in accordance with Section 15(c) below. For the purposes of this Agreement, mail will be deemed received by the recipient thereof on the third (3rd) day following the deposit of such mail into the United States postal system. Within fifteen (15) calendar days after its deemed receipt, the amendment, modification or supplement will become part of this Agreement, the Attachments or the Exhibits, as the case may be, in accordance with its terms. If at any time there is any material amendment, modification or supplement of any ETFS Collateralized Commodities Trust Authorized Participant Agreement (other than this Agreement), the Sponsor will promptly mail a copy of such amendment, modification or supplement to the Authorized Participant.

          (b) Waiver of Compliance. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such written waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          (c) Notices.

               1) Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid registered or certified United States first class mail, return receipt requested, by nationally recognized overnight courier (delivery confirmation received) or by telex, telegram or telephonic facsimile or similar means of same day delivery (transmission confirmation received), with a confirming copy regular mail, postage prepaid. For avoidance of doubt, notices may not be given or transmitted by electronic mail. Unless otherwise notified in writing, all notices to the Trust shall be given or sent to the Sponsor. All notices shall be directed to the address or telephone or facsimile numbers indicated below the signature line of the parties on the signature page hereof.

               2) Any Pricing Notice shall be in writing in English and shall be signed by or on behalf of the Party giving it (or its duly authorized representative). Any Pricing Notice shall be sent by fax to the recipient’s Primary Fax Number. Any Pricing Notice shall be deemed to have been received upon sending, subject to confirmation of uninterrupted and error-free transmission by a transmission report.

          (d) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          (e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, which shall not be unreasonably withheld, except that any entity into which a party hereto may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion, or consolidation to which such party hereunder shall be a party, or any entity succeeding to all or substantially all of the business of the party, shall be the successor of the party under this Agreement and except that the Sponsor may delegate its obligations hereunder to the Distributor or the Administrator by advance written notice to the Authorized Participant. The party resulting from any such merger, conversion, consolidation or succession shall promptly notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void. Notwithstanding the foregoing, this Agreement shall be automatically assigned to any successor trustee or Sponsor at such time such successor qualifies as a successor trustee or Sponsor under the terms of the Trust Agreement. Furthermore, the Authorized Participant may assign its rights, interests or obligations hereunder to an affiliate without mutual written consent of any other party. Any such assignment shall be subject in all cases to the Security Assignment and other provisions referred to in Section 10(c) hereof.

          (f) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder. Each party hereby waives its right to a trial by jury of any claim arising under or in connection with this Agreement.

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

          (h) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          (i) Entire Agreement. This Agreement and the Trust Agreement, along with any other agreement or instrument delivered pursuant to this Agreement and the Trust Agreement, supersede all prior agreements and understandings between the parties with respect to the subject matter hereof, provided, however, that the Authorized Participant shall not be deemed by this provision to be a party to the Trust Agreement.

          (j) Severance. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement. If this Agreement as so modified substantially impairs the respective benefits, obligations, or expectations of the parties to this Agreement, it shall be subject to immediate termination upon written notice by the terminating party delivered in accordance with Section 15(c) of this Agreement.

          (k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

          (l) Survival. Sections 8 (Indemnification) and 16 (No Promotion) hereof shall survive the termination of this Agreement.

          (m) Other Usages. The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) ”including” means “including, but not limited to.”

          (n) [Each of the Parties shall treat as confidential and shall not disclose or transmit to any third party except to their professional advisers or the Commodity Contract Counterparty Confidential Information (as defined below). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party; (ii) any information that becomes public other than by a breach of this provision by the receiving party; or (iii) any information that is independently developed by the receiving party without knowingly using or referencing Confidential Information received from the providing party. Notwithstanding the foregoing, either party may disclose Confidential Information if such disclosure is (i) requested by any regulatory authority or court or (ii) required by law or court order to be disclosed by the receiving party, provided, if permitted by law, that the receiving party makes its best commercial effort to inform the providing party of such disclosure.]

          (m) The development rights and property in existing and all new products developed by the Sponsor and the Trust remain the exclusive property of the Sponsor.

          Section 16. No Promotion. Except as provided in Section 12(d) of this Agreement, each of the Trust and the [Sponsor][Fund] agrees that it will not, without the prior written consent of the Authorized Participant in each instance, (i) use in advertising, publicity or otherwise the name of the Authorized Participant or any affiliate of the Authorized Participant, or any partner or employee of the Authorized Participant, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Authorized Participant or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Trust or the Sponsor has been approved or endorsed by the Authorized Participant.

Section 17. New Commodity Contract Counterparties

               (a) This Agreement constitutes not a single agreement, but a series of separate, distinct and independent authorized participant agreements relating to Shares on the terms set out in this Agreement (other than this Section 17) with respect to each Commodity Contract Counterparty and each Facility Agreement and ISDA Master Agreement and accordingly:

               (i) as at the date on which this Agreement is entered into between the Parties, this Agreement shall be deemed to comprise a number of such separate, distinct and independent authorized participant agreements equal to the number of Facility Agreements in existence as at the date of this Agreement, each corresponding to one Facility Agreement and the Commodity Contract Counterparty with which such Facility Agreement is entered into; and

               (ii) on each occasion, after the date on which this Agreement is entered into between the Parties, that Fund enters into a new Facility Agreement (the “New Commodity Contract Counterparty Facility Agreement”) with a Commodity Contract Counterparty (the “New Commodity Contract Counterparty”), the Parties will be deemed (without any further action being required to be taken by either of them) to have entered into a further corresponding authorized participant agreement relating to Shares on the terms set out in this Agreement (other than this Section 17) with respect to the New Commodity Contract Counterparty and the New Commodity Contract Counterparty Facility Agreement, as construed in accordance with Section 17(b).

               (b) For the purposes of determining the terms of each authorized participant agreement deemed to have been entered into between the Parties pursuant to Section 17(a), this Agreement (other than Clauses 15(g), 17 and 18) shall be construed as if references to “this Agreement” were references to such deemed authorized participant agreement, references to the Commodity Contract Counterparty and the Facility Agreement were references only to respectively the New Commodity Contract Counterparty and the New Commodity Contract Counterparty Facility Agreement (or, in the case of each such deemed authorized participant agreement at the date hereof, respectively the Commodity Contract Counterparty (the “Applicable Commodity Contract Counterparty”) with which the Trust has Commodity Contracts corresponding to the Shares to which such deemed authorized participant agreement relates and the Facility Agreement (the “Applicable Facility Agreement”) between the Trust and the Applicable Commodity Contract Counterparty), references to Commodity Contracts were references only to Commodity Contracts between the Trust and the New Commodity Contract Counterparty (or, in the case of each such deemed authorized participant agreement at the date hereof, Commodity Contracts between the Trust and the Applicable Commodity Contract Counterparty) and references to Shares were references only to Shares corresponding to such Commodity Contracts.

               (c) The Sponsor shall give to the Authorized Participant not less than [30] days’ notice prior to the entering into of any New Commodity Contract Counterparty Facility Agreement.

          Section 18. Availability of Commodity Contracts

               (a) The Sponsor will use its reasonable endeavors to ensure that there is a sufficient number of Commodity Contracts as is required to meet the demand for corresponding Shares of the Fund.

               (b) If, on any Pricing Day, Purchase Orders or Redemption Orders are received from more than one Authorized Participant for Shares in number exceeding the number of that class which can be accepted on that Pricing Day (due to the relevant Fund having insufficient Commodity Contracts of that class available for purchase or redemption or the Authorized Participant not being an Authorized Participant with respect to one or more Commodity Contract Counterparties) then the number of Shares of that class to be allocated to each Authorized Participant for purchase and redemption will be determined in accordance with Attachment B and for redemption will be determined in accordance with

               (c) Each Fund agrees that each Share it issues will be secured by corresponding Commodity Contracts from a Commodity Contract Counterparty with corresponding terms and each time a Share is issued or redeemed, corresponding Commodity Contracts with corresponding terms will be Created or Cancelled (as the case may be) with a Commodity Contract Counterparty in accordance with the provisions set out in the relevant Facility Agreement(s).

          (d) Upon receipt of a Purchase Order, the Fund may choose to create corresponding Commodity Contracts with such Commodity Contract Counterparty as it shall determine and the Fund shall incur no Liability in respect of such determination.

          Section 19. General Payment Provisions

          (a) Currency. All monies payable under this Agreement shall be paid in US Dollars in cleared and immediately available funds and without set-off or counterclaim (other than any set-off expressly contemplated by this Agreement).

          (b) Interest

          (i) Following the occurrence of an AP Settlement Failure, interest shall accrue on any balance of the Application Amount not paid or otherwise discharged by way of set-off in accordance with this Agreement by or on behalf of AP from the Settlement Failure Date. Such interest shall:

          (A) accrue at the Funding Rate from and including the Settlement Failure Date to but excluding the date falling three Business Days after the Settlement Failure Date, and thereafter at the Default Rate; and

          (B) cease to accrue in relation to the balance of the Application Amount, (A) on the date on which the Short or Leveraged Commodity Securities relating to such balance are Redeemed by the Fund in accordance with the terms of this Agreement, or (B) if such Short or Leveraged Commodity Securities are not so Redeemed, on the date on which such balance is paid by or on behalf of AP into the Counterparty Account (as defined in the Facility Agreement).

          (ii) Interest determined pursuant to paragraph (b) above shall be payable to the Fund within 2 Business Days of written demand being made by the Commodity Contract Counterparty.

          (ii) The Parties acknowledge and agree that, other than as set out in paragraph (b)(i), no interest or any amount in respect of or in the nature of interest is due or payable by or on behalf of either Party.

          (c) No double recovery. A Party may satisfy any of its payment obligations under this Agreement by procuring the payment of the outstanding amount into the relevant account on its behalf by another person.

          (d) Payments due on Days other than Business Days. Where a day on which a payment would otherwise be due and payable is not a Business Day, such payment shall be due and payable by the payer on the next following Business Day.

          Section 20. Bank accounts

          (a) The Authorized Participant shall establish and at all times maintain a bank account (the “AP Bank Account”) to receive payments of Redemption Amounts, into which the Authorized Participant shall pay (or procure payment of) Application Amounts. [Such account shall be used to effect settlement of issues, Redemptions and cancellations of Shares through DTC] and the Authorized Participant shall notify the Sponsor, the Administrator and each Commodity Contract Counterparty of the details of such account from time to time.

          (b) The Authorized Participant shall as soon as possible after the date hereof notify the Sponsor, the Administrator and each Commodity Contract Counterparty of the account details of the AP Bank Account.

          (c) the Authorized Participant may change the bank account which constitutes the AP Bank Account by giving notice thereof to the Sponsor, the Administrator and each Commodity Contract Counterparty.

          (d) A change of bank account notified in accordance with paragraph (c) shall take effect on the later to occur of:

          (i) the date specified in the notice as the date on which the change is to take place; or

          (ii) the day which is five Business Days following the day on which notice of the change was deemed received by each of the persons to which it was sent.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Authorized Participant, the Trust and the Sponsor, on behalf of the Trust, have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

ETF SECURITIES USA LLC
Sponsor of Trust

By:

Name:
Title:

ETFS COLLATERALIZED COMMODITIES TRUST, on behalf of each Fund thereof

By:

Name:
Title:

[AUTHORIZED PARTICIPANT]

By:

Name:
Title:

EXHIBIT A
ETFS COLLATERALIZED COMMODITIES TRUST

FORM OF
AUTHORIZED PERSONS OF AUTHORIZED PARTICIPANT

          The following are the names, titles and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Authorized Participant Agreement or any other notice, request or instruction on behalf of the Authorized Participant pursuant to the ETFS Collateralized Commodities Trust Authorized Participant Agreement.

Authorized Participant:

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Name:

E-Mail Address:

Telephone:

Fax:

Certified By:

Name:

Title:

Date:

ATTACHMENT A

ETFS COLLATERALIZED COMMODITIES

AUTHORIZED PARTICIPANT
PROCEDURES HANDBOOK

TABLE OF CONTENTS

INTRODUCTION

ETF Securities USA LLC (“Sponsor”) and JPMorgan Chase Bank, N.A. (“Administrator”) welcome you as an Authorized Participant (“Authorized Participant”) for ETFS Collateralized Commodities Trust (the “Trust”). Only Authorized Participants are permitted to directly purchase or redeem Shares of the Funds directly with the Trust. Definitions used in this Procedures Handbook can be found in the Glossary in Appendix A.

This Procedures Handbook details the procedures for placing and processing Purchase Orders and Redemption Orders in Creation Units. All Orders must be made in accordance with terms and procedures set forth herein. Sponsor or Administrator may send you updates or supplements to this Procedures Handbook from time to time, as necessary.

Please note that before an Authorized Participant may place any Purchase Order, it must sign the Authorized Participant Agreement and return it to Administrator as well as enter into a Direct Agreement with each Commodity Contract Counterparty. A list of all authorized traders must be sent to Administrator with the Authorized Participant Agreement, but may be amended in writing as necessary. Only authorized traders will be allowed to place Orders for Shares.

LONG SHARES

The following funds seek to provide daily investment results, before fees and expenses, which correspond to the daily performance (100%) of a particular index or benchmark.

Fund	Index or Benchmark	Objective	Description

ETFS Oil
ETFS Natural Gas
ETFS Copper
ETFS Wheat
ETFS Composite Agriculture
ETFS Composite Industrial Metals
ETFS Composite Energy
ETFS All Commodities

SHORT SHARES

The following funds seek to provide daily investment results, before fees and expenses, which correspond to the inverse (negative 100%) of the daily performance of a particular index or benchmark.

Fund	Index or Benchmark	Objective	Description

ETFS Short Oil
ETFS Short Natural Gas
ETFS Short Copper
ETFS Short Wheat
ETFS Short Gold

LEVERAGED SHARES

The following funds seek to provide daily investment results, before fees and expenses, which correspond to 2X (200%) of the daily performance of a particular index or benchmark.

Fund	Index Benchmark	Objective	Description

ETFS Leveraged Oil
ETFS Leveraged Natural Gas
ETFS Leveraged Copper
ETFS Leveraged Wheat
ETFS Leveraged Gold

PURCHASE OF CREATION UNITS

The Trust will offer, issue and sell Shares only in Creation Unit Aggregations of a specified number of Shares (50,000), or such other amount of Shares as designated in the relevant Fund’s Prospectus, through Administrator on a continuous basis, without a sales load, at their price per share determined in accordance with the definition of Application Amount in paragraph 8 of Attachment B.

Cash Deposits

Creation Units for each Fund will be exchanged only for cash. Creation Units are sold at their price per Share determined as above, plus a transaction fee.

Eligibility

To be eligible to place a Purchase Order with Administrator, an Authorized Participant must be a DTC Participant.

Cut-Off Time for Purchase Orders

JPMorgan Chase Bank, N.A. must receive all Purchase Orders to purchase Creation Unit Aggregations no later than [the times listed below][the Cut-Off Time].

Fund	Cut-Off Time

ETFS Oil
ETFS Natural Gas
ETFS Copper
ETFS Wheat
ETFS Composite Agriculture
ETFS Composite Industrial Metals

ETFS Composite Energy
ETFS All Commodities
ETFS Short Oil
ETFS Short Natural Gas
ETFS Short Copper
ETFS Short Wheat
ETFS Short Gold
ETFS Leveraged Oil
ETFS Leveraged Natural Gas
ETFS Leveraged Copper
ETFS Leveraged Wheat
ETFS Leveraged Gold

If Purchase Orders are received by the Fund’s identified Cut-off Time and are accepted by Administrator, the Purchase Order will be processed based on the price per Share of the Fund as next determined. The date on which a Purchase Order to purchase Creation Unit Aggregations is placed is referred to as the “Transmittal Date.” An Authorized Participant placing orders for Creation Unit Aggregations of the Funds should afford sufficient time to permit proper submission of the order to Administrator prior to the identified Cut-off Time on the Transmittal Date. Purchase Orders received after the Cut-off Time will be processed the next Business Day.

Transmittal of Purchase Orders

Purchase Orders may be transmitted by an Authorized Participant to Administrator via facsimile.

By facsimile:

Economic or market disruptions, or telephone or other communication failure may impede the ability to reach Administrator or an Authorized Participant.

Delivery of Cash

Cash must be transferred directly to the Commodity Contract Counterparty specified by Administrator. The terms of the Direct Agreement shall apply if the Authorized Person cancels the order or the Commodity Contract Counterparty does not receive the Cash by the market close on the settlement date.

Transaction Fees

A Transaction Fee may be charged for each Creation Unit as described below.

Funds	Fixed Transaction Fee Per Redemption Order

All Funds	$500

Receipt of Purchase Order

A Purchase Order is deemed received by Administrator on the Transmittal Date if (i) such order is received by Administrator not later than the specified Cut-off Time on such Transmittal Date; and (ii) all other applicable procedures set forth in this Procedures Handbook are properly followed. The Funds reserve the right to reject a Purchase Order for the reasons set forth in Attachment B. The Funds reserve the right to reject a Purchase Order for the reasons set forth in the Prospectus, which are specified below.

Once the Funds have received and accepted a Purchase Order, upon determination of the Application Amount, Administrator will confirm the issuance of a Creation Unit of Shares, at such price. Administrator will then transmit a confirmation of acceptance to the Authorized Participant that placed the Purchase Order.

Delivery of Creation Units

When Cash is received by the Commodity Contract Counterparty on the third (3rd) Business Day after the Purchase, the Shares will be released through DTC.

Settlement

Purchase Orders for the Funds settle on a T+3 basis.

Right to Reject Purchase Orders for Creation Unit Aggregations

In respect of any Fund, the Sponsor may, in its discretion, suspend the right of repurchase, or postpone the purchase settlement date, (i) for any period during which the NYSE is closed other than for customary holidays or weekend closings or when trading is suspended or restricted on such exchanges in any of the underlying commodities; (ii) for any period during which an emergency exists as a result of which the fulfillment of a Purchase Order is not reasonably practicable; or (iii) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. The Sponsor will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement. Each Fund reserves the right to reject a Creation Order transmitted to it by Administrator if:

•	it determines that the purchase order is not in proper form;

•	the Sponsor believes that the purchase order would have adverse tax consequences to any Fund or its Shareholders;

•	the Purchase Order would in the opinion of counsel be illegal; or

•	circumstances outside the control of the Sponsor make it, for all practical purposes, not feasible to process creations of Creation Units.

The Administrator shall notify an Authorized Participant of the rejection of a Purchase Order.

REDEMPTION OF SHARES

Shares of the Fund may be redeemed only in Creation Unit Aggregations of a specified number of Shares (50,000), or such other amount of Shares as designated in the Fund’s Prospectus, through Administrator on a continuous basis, without a sales load, at their price per Share determined after receipt of a Redemption Order on any Business Day. The Fund will not redeem Shares in amounts less than the Creation Unit Aggregation.

Cash Redemption

The redemption proceeds for a Creation Unit of the Fund will consist solely of cash.

Eligibility

To be eligible to place Redemption Orders with Administrator, an Authorized Participant must be a DTC Participant.

Cut-Off Time for Redemption Orders

Administrator must receive all Redemption Orders to redeem Creation Unit Aggregations no later than the times listed below.

Fund	Cut-Off Time

ETFS Oil
ETFS Natural Gas
ETFS Copper
ETFS Wheat
ETFS Composite Agriculture
ETFS Composite Industrial Metals
ETFS Composite Energy
ETFS All Commodities
ETFS Short Oil
ETFS Short Natural Gas
ETFS Short Copper
ETFS Short Wheat
ETFS Short Gold
ETFS Leveraged Oil
ETFS Leveraged Natural Gas
ETFS Leveraged Copper
ETFS Leveraged Wheat
ETFS Leveraged Gold

If Redemption Orders are received by a Fund’s identified Cut-off Time and are accepted by Administrator, the Redemption Order will be processed based on the price per Share of the Fund as next determined on such date. The date on which a Redemption Order to redeem Creation Unit Aggregations is placed is referred to as the “Transmittal Date.” An Authorized Participant placing a Redemption Order for Creation Unit Aggregations of a Fund should afford sufficient time to permit proper submission of the order to Administrator prior to the identified Cut-off Time on the Transmittal Date. Requests received after the Cut-off Time will be processed the next Business Day.

Transmittal of Redemption Orders

Redemption Orders may be transmitted by an Authorized Participant to Administrator by facsimile.

By facsimile:

Economic or market disruptions, or telephone or other communication failure may impede the ability to reach Administrator or an Authorized Participant.

Receipt/Delivery of Redemption Order

A Redemption Order for Creation Unit Aggregations is deemed received by Administrator on the Transmittal Date if (i) such request is received by Administrator not later than a Fund’s identified Cut-off Time on such Transmittal Date; and (ii) all other applicable procedures set forth in this Procedures Handbook are properly followed. Delivery of Cash will be made free of payment following which Shares will be delivered to the Authorized Participant on the third (3rd) Business Day after the Redemption Order is deemed received by JPMorgan Chase Bank, N.A.

If delivery fails, the Redemption Order may be cancelled. If a Redemption Order is cancelled, the Authorized Participant will be required to reimburse the Commodity Contract Counterparty for costs associated with the cancellation as per the terms of the Direct Agreement. The Trust will not settle partial Creation Unit Aggregations.

Transaction Fee

A Transaction Fee may be charged for each Creation Unit redeemed as described below.

Funds	Fixed Transaction Fee Per Redemption Order

All Funds	$500

Settlement

Redemption Orders customarily settle on a T+3 basis.

Suspension of Right to Redeem Creation Unit Aggregations

The right of redemption may be suspended or the date of payment postponed with respect to any Fund for any period during which the NYSE is closed other than for customary holidays or weekend closings or when trading is suspended or restricted on such exchanges in any of the underlying commodities: (i) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable; or (ii) for such other period as the Sponsor determines to be necessary for the protection of the shareholders. The Sponsor and the Fund will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

ATTACHMENT B
CREATION AND REDEMPTION PROCEDURES

CREATION OF COMMODITY CONTRACTS

1. An Authorized Participant may before the Cut Off Time on any Fund Business Day give (or cause to be given on its behalf) to the Administrator a notice in the form prescribed from time to time by the Trust for the purposes of this paragraph (an “Application Order Form”) for the issue by the Fund of Shares. The giving of such application shall constitute a Purchase Order.

2.	An Application Order Form shall be invalid:

(a)	if it does not specify a number and the Fund in respect of which Shares are to be issued;

(b)	if it is lodged or deemed received on an Fund Business Day when the right to Redeem Shares of the relevant class is suspended as provided for in the Trust Agreement and Prospectus;

(c)

if the Creation of Commodity Contracts which would result from that Application Order Form would result in any Creation Limit being exceeded, and the Commodity Contract Counterparty does not pursuant to the Facility Agreement agree to that Creation Limit being exceeded (in which event such Application Order Form will not be capable of being invalidated under this sub-paragraph (c) in respect of the greatest number of Commodity Contracts of the relevant class or classes that would not result in such Creation Limit being exceeded);

(d)

if the Creation of Commodity Contracts which would result from that Application Order Form would not equal or exceed the Minimum Creation Amount for the Fund to which that Application Order Form relates, and the Commodity Contract Counterparty does not agree to the Creation notwithstanding such shortfall;

(e)

if the Commodity Contract Counterparty pursuant to the terms of the Facility Agreement determines that the sum of the Prices of the Commodity Contracts which would thereby be Created, plus all other Creation Amount(s) not yet paid by the Authorized Participant, less all Cancellation Amounts not yet paid by the Commodity Contract Counterparty to the Fund in respect of Cancellations corresponding with Redemptions of Shares by the Authorized Participant would (after taking account of any collateral and/or set-off arrangements in favor of the Commodity Contract Counterparty in respect of the Authorized Participant) exceed the Notified Credit Limit with respect to the Authorized Participant (if any) applicable on that day, and the Commodity Contract Counterparty does not pursuant to the Facility Agreement agree to the Creation notwithstanding such excess;

(f)

if at the time the relevant Settlement Creation Notice is deemed received by the Commodity Contract Counterparty pursuant to the Facility Agreement either a Fund Event of Default or Potential Fund Event of Default has occurred and is continuing, and the Commodity Contract Counterparty does not pursuant to the Facility Agreement agree to the Creation of Commodity Contracts which would result from that Application Order Form notwithstanding such Fund Event of Default or Potential Fund Event of Default or the giving of such notice;

(g)	if it is not confirmed in accordance with paragraph 5 below;

(h)

if it is for a Shares of a Fund for which notice is still effective of a Compulsory Pricing Date for that Fund under the Facility Agreement and the Application Order Form is received on or after: (i) where notice of a Compulsory Pricing Date has been given in accordance with Clause [9] of the Facility Agreement (other than Clause [9.1](a) thereof), the date of such notice; and (ii) where a Compulsory Pricing Date has been notified in accordance with Clause [9.1](a) or Clause [15.4] of the Facility Agreement, the date which is three Business Days prior to the Compulsory Pricing Date;

(i)

if a Hedging Disruption Event has occurred and is continuing in respect of the Relevant Market for one or more commodities by reference to the Settlement Prices for which the Commodity Index to which the Application Order Form relates (in whole or in part), and the Commodity Contract Counterparty has given notice of that Hedging Disruption Event, and has not given notice of its cessation, in each case in accordance with Clause [16.1],Error! Reference source not found. of the Facility Agreement, and the Commodity Contract Counterparty does not agree pursuant to the Facility Agreement to the Creation of Commodity Contracts which would result from that Application Order Form notwithstanding such Hedging Disruption Event; or

(j)

the Commodity Contract Counterparty has given notice to the Fund pursuant to the Facility Agreement of the existence of a Material Adverse Change, and no agreement has been reached by the Commodity Contract Counterparty and the Fund Parties under Clause [8] of the Facility Agreement in connection with such Material Adverse Change, and the Commodity Contract Counterparty does not agree pursuant to the Facility Agreement to the Creation of Commodity Contracts which would result from that Application Order Form notwithstanding the existence of such Material Adverse Change, and, save as provided under sub-paragraph (d) above and paragraph 5, no Shares shall be issued in respect of or under that Application Order Form.

3. An Application Order Form which is received by the Administrator on a Fund Business Day after the Cut-Off Time (or on a day which is not a Fund Business Day) shall be deemed to be received by the Administrator at [8.00 a.m]. on the next following Fund Business Day, unless the Commodity Contract Counterparty agrees pursuant to the Facility Agreement to treat that Application Order Form as having been received prior to the Cut-Off Time in which case the Application Order Form shall be deemed to have been received by the Administrator prior to the Cut-Off Time. For the purposes of these Creation Procedures a Settlement Application that relates to more than one Fund will be deemed to comprise a separate Application Order Form in respect of each such Fund.

4. If a Application Order Form in relation to a Fund is deemed received by the Administrator prior to the Cut-Off Time on a Fund Business Day (Day 1):

(a)

if Day 1 is not a Pricing Day for such Individual Shares or, in the case of Index Shares, if Day 1 is not a Pricing Day for each of the commodities by reference to the Settlement Prices for which the Commodity Index relating to the class of Index Shares to which the Application Order Form relates is calculated (in whole or in part):

(i)

the Authorized Participant may by written notice to the Administrator, sent before the Cut-Off Time on the next succeeding Fund Business Day, cancel the Application Order Form, and where such a notice of withdrawal is given no Shares shall be issued in respect of or under that Application Order Form; and

(ii)

if no notice is issued under paragraph 4(a)(i) then the Application Order Form will be deemed received by the Commodity Contract Counterparty prior to the Cut-Off Time on the next Fund Business Day (and no creation of Commodity Contracts for that Creation Notice shall occur before then) in priority to any Application Order Form deemed received by the Administrator prior to the Cut-Off Time on such Fund Business Day pursuant to paragraph 5 and that Fund Business Day will then constitute Day 1 for the Creation Notice and this paragraph 4 shall apply thereto accordingly;

(b)

in the case of Index Shares, if Day 1 is a Pricing Day for one or more but not all Designated Contracts by reference to the Settlement Price for which the Composite Commodity Index relating to an Index Share of class i relates is calculated (in whole or in part) then (1) that Index Share will not be priced until the next General Trading Day on which each such Designated Contract has had one or more Pricing Days; and (2) the Price of an Index Share of that class for an Application Order Form deemed received on Day 1 will be an amount (which may not be negative) calculated to 7 places of decimals with 0.00000005 rounded upwards):

where:

Pi, t	is the Price of an Index Share of class i for day t;

IPi,t	is the Indicative Price (determined in accordance with Clause 5.5) of an Index Share of class i for day t;

i	refers to the relevant class of Index Share;

t	refers to the applicable calendar day (Day 1);

IPD

represents the ‘Index Pricing Day’, which is defined as the day upon which the relevant Index Share is priced, being the General Trading Day on which each Designated Contract by reference to the Settlement Price for which the relevant Composite Commodity Index is calculated has had at least one Pricing Day from and including day t;

IPD-1	refers to the calendar day prior to IPD;

CAi, Γ+1	is the Capital Adjustment applicable to an Index Share of class i for day Γ+1;

Γ	represents each calendar day from and including t until and including IPD-1;

τ	means each calendar day from and including t until and including CPD[w]-1;

ND

means the ‘Number of Disrupted commodities’, being defined as the number of commodities represented in the relevant Composite Commodity Index which are the subject of a Market Disruption Event on Day 1;

w	is a commodity in relation to the relevant Composite Commodity Index which is subject to a Market Disruption Event on Day 1;

CPD[w]	represents the ‘Commodity Pricing Day’ which is defined as the first calendar day following Day 1 which is a Pricing Day for commodity w;

CPD[w]-1	refers to the calendar day prior to CPD[w];

j	in relation to a commodity w, is either a Lead Future or a Next Future and where j=1 it is a Lead Future and where j=2 it is a Next Future;

HP	[w]	means the Theoretical Hedge Position (determined in accordance with Clause 5.7(ii)) for Designated Contract j of commodity w in respect of Index Share i on day τ;
i,τ,j

WAV	[w]

means the weighted value for Designated Contract j of commodity w on day τ+1 used for calculating the relevant Composite Commodity Index calculated in accordance with the Handbook, provided that where day τ+1 is not a General Trading Day then it shall be equal to ;

τ+1,j

WAV	[w]

means the weighted value for Designated Contract j of commodity w on day τ used for calculating the relevant Composite Commodity Index calculated in accordance with the Handbook, provided that where day τ is not a General Trading Day then it shall be the weighted value for such Designated Contract on the General Trading Day preceding day τ;

τ,j

CIM	[w]

means the Commodity Index Multiplier (as defined in the Handbook from time to time) on day τ for Designated Contract j of commodity w, provided that where day τ is not a General Trading Day then it shall be equal to the Commodity Index Multiplier for such Designated Contract on the first General Trading Day prior to day τ; and

τ,j

CIM	[w]

means the Commodity Index Multiplier (as defined in the Handbook from time to time) on day τ+1 for Designated Contract j of commodity w, provided that where day τ+1 is not a General Trading Day then it shall be equal to .

τ+1,j

(c)

where paragraph 4(b) applies, the Pricing Date in respect of the Application Order Form relating to the Index Shares concerned will be the Trading Day on which all Designated Contracts by reference to the Settlement Price for which the Composite Commodity Index relating to such Index Shares is calculated have had one or more Pricing Days since (but including) Day 1;

(d)	where paragraph 4(b) applies:

(i)

in relation to a Application Order Form, at any time prior to a Pricing being completed in accordance with paragraph 4(b) the Relevant Commodity Contract Counterparty and the Authorized Participant may agree a Price and applicable Pricing Date in lieu of that which would be determined in accordance with paragraph 4(b) and notify that Price and applicable Pricing Date jointly to the Fund in such form as the Fund may reasonably require. Such joint notification shall be conclusive evidence that the Commodity Contract Counterparty and the Authorized Participant have agreed a Price and applicable Pricing Date which shall apply in lieu of that which would be determined in accordance with paragraph 4(b);

(ii)

if a Price has not been determined in accordance with paragraph 4(b) or 4(d)(i) by the end of the fourth General Trading Day following Day 1 then, either the Authorized Participant or the Fund, by notice to the other given in the same manner as for a Pricing Notice, may elect that the Price should instead be determined in the manner provided in the following sub-paragraphs. Any such notice must, to be valid, be given between [8.00 a.m. and 6.30 p.m.] (in the case of notice given by the relevant Authorized Participant) or 7.00 p.m. (in the case of notice given by the Fund) on an Fund Business Day. Any such notice which is received by the Fund or the Authorized Participant on an Fund Business Day after the Cut-Off Time but prior to 6.30 p.m. (in the case of notice given by the Authorized Participant) or 7.00 p.m. (in the case of notice given by the Fund) shall be deemed to be received by the Fund or the Authorized Participant (as the case may be) at 8.00 a.m. on the following Fund Business Day, unless the Fund or the Authorized Participant (as the case may be) agrees to treat that Settlement Redemption Form as having been received by it prior to the Cut-Off Time in which case it shall be deemed to have been received by the Fund or the Authorized Participant (as the case may be) prior to the Cut-Off Time. The giving of any notice pursuant to paragraph (ii) shall not prevent the Relevant Commodity Contract Counterparty and the Authorized Participant from agreeing a Price and Pricing Date in accordance with paragraph 4(d)(i) in which case such Price and applicable Pricing Date shall apply in lieu of that which would be determined in accordance with the following sub-paragraphs;

(iii)

if a notice is given pursuant to paragraph 4(d)(ii) the Calculation Agent will be required under the Calculation Agency Agreement to calculate in good faith and in a commercially reasonable manner a Price as at the close of business on the Fund Business Day on which such notice was deemed given using the formula set out in paragraph 4(b) and, for each relevant Designated Contract for which a Market Disruption Event would (but for this paragraph (d)) have prevented the determination of the Price hereunder, a fair market value for such Designated Contract determined using the principles set out in the [Calculation Agency Agreement] and to notify the same to the Fund, the Authorized Participant and the Relevant Commodity Contract Counterparty; and

(iv)

if by 6.30 p.m. on the Fund Business Day following notification by the Calculation Agent to the Fund and the Authorized Participant of any determination made by the Calculation Agent pursuant to paragraph 4(d)(iii) either the Fund or the Authorized Participant notifies the Relevant Commodity Contract Counterparty that it requires the appointment of a leading dealer in commodity derivatives as substitute calculation agent (a Substitute Calculation Agent) to determine the fair market values for any Designated Contract for which a Market Disruption Event would (but for this paragraph (d)) have prevented the determination of the Price hereunder in accordance with this paragraph and the Price, then (unless agreement is reached otherwise in accordance with paragraph 4(d)(i)) each of the Fund, the Authorized Participant and the Relevant Commodity Contract Counterparty shall, in the absence of manifest error, be bound by a determination made by the Substitute Calculation Agent of such fair market values and Price. Any Substitute Calculation Agent shall be appointed jointly by the Relevant Commodity Contract Counterparty and the Authorized Participant or, at the request of either, by the Fund. Any Substitute Calculation Agent, if it is an Authorized Participant, shall be independent of the Creation concerned and shall itself have no similar transactions with the Fund awaiting Pricing in accordance with provisions of its Authorized Participant Agreement analogous to paragraph 4(b). The Fund shall not be obliged to appoint any Substitute Calculation Agent hereunder unless it is indemnified and/or secured to its reasonable satisfaction against any Liabilities to which it may thereby render itself liable. In performing its duties under this paragraph any Substitute Calculation Agent shall calculate such fair market values and Price in good faith and in a commercially reasonable manner and shall calculate such Price as at the close of business on the Fund Business Day on which the notice under paragraph 4(d)(ii) above was deemed given using the formula set out in paragraph 4(b) and, for each relevant Designated Contract for which a Market Disruption Event would (but for this paragraph (d)) have prevented the determination of the Price hereunder, a fair market value for such Designated Contract using the principles set out in the Calculation Agency Agreement and the applicable reported settlement prices for all other relevant Designated Contracts. The Substitute Calculation Agent shall assume, without enquiry, that any determination by the original Calculation Agent as to whether a Market Disruption Event in relation to any Designated Contract has occurred is correct and shall be bound by any such determination. Accordingly, the role of the Substitute Calculation Agent shall be limited to the determination of the relevant fair market values and the Price consequent upon such determinations. The Substitute Calculation Agent shall have no liability or responsibility to the parties for any error or omission in making any determination in connection with this paragraph.

Confirmation of Application Order Form

5. The Authorized Participant’s Authorized Individual shall, within 30 minutes of any Application Order Form having been sent by the Authorized Participant, try to contact the Administrator’s Authorized Individual by telephone to seek confirmation by the Administrator of such Application Order Form. The Administrator’s Authorized Individual shall generally be available from [8.00am to 2.00pm] and must be available from [2.00pm to 2.30pm] (the “Application Required Time”). The Administrator on behalf of the Fund shall confirm such Application Order Form during the Application Required Time (or earlier), except where such Application Order Form is not valid under paragraph 2 above (other than by virtue of sub-paragraph 2(i)), provided that where sub-paragraph [2(c), (d), (e), (f) (i) or (j)] applies the Administrator on behalf of the Fund may, but shall not be obliged to, confirm such Application Order Form; and if the Application Order Form was deemed received by the Administrator after the Cut-Off Time the Administrator may, but shall not be obliged to, agree that such Application Order Form should be treated as though received prior to the Cut-Off Time (and in any event, the Administrator’s Authorized Individual shall inform the Authorized Participant’s Authorized Individual whether, and to what extent, the Administrator has confirmed or rejected such Application Order Form).

6. Where the Fund confirms its acceptance of an Application Order Form, that Application Order Form (to the extent accepted by the Fund) shall be a valid Application.

7. If the Administrator considers that a purported Application Order Form is invalid, it shall notify the Authorized Participant of that fact as soon as reasonably possible. For this purpose notification to the Authorized Participant by the Commodity Contract Counterparty pursuant to paragraph 7 of Schedule 11 to the Facility Agreement in relation to the corresponding Settlement Creation Notice shall be treated as notification by the Fund. The Fund shall not be obliged to issue pursuant to an Application Order Form any Shares where the relevant Commodity Contract Counterparty has not confirmed a corresponding Commodity Contract Creation in accordance with the provisions of the relevant Facility Agreement.

Application Amount

8. The Application Amount with respect to an Application Order Form shall be the amount (in US Dollars) determined as equal to the sum of the Class Amounts in respect of the class of Commodity Contract thereby Created.

9. Within one Business Day after the Pricing Date in respect of any Application Order Form, the Fund shall notify the Authorized Participant of the Application Amount payable in respect of that Application Order Form, and notify the Relevant Authorized Participant of the Application Amount payable in respect of its request for issuance of Shares, determined as provided in paragraph 8.

Payment of Application Amount

10. The Authorized Participant shall by [4.00 p.m.] on the Payment Date in respect of an Application pay (or procure the payment of) the Application Amount in respect of that Application to the Fund by crediting such amount to the Counterparty Account in full cleared and immediately available funds, save if and to the extent that the Authorized Participant or the Fund has given a notice to withdraw in respect of any such Application in accordance with paragraphs 4 above or 11 below.

Non-Payment of Application Amount

11. Subject to paragraph 12, the Fund may give a notice to withdraw in respect of an Application Order Form for any Shares at any time after [4.00 p.m.] on the first Fund Business Day following the Payment Date in respect of such Application, by sending such notice to the Authorized Participant, if and to the extent that the Fund has not at such time received payment or deemed payment of the Application Amount in the Counterparty Account in respect of such Application Order Form. The Fund shall send copies of such notice to withdraw to the Commodity Contract Counterparty at the same time as it sends such notice to the Authorized Participant. For this purpose a Withdrawal Notice given by the Commodity Contract Counterparty to the Authorized Participant pursuant to paragraph 11 of Schedule 6 to the Facility Agreement in relation to the creation of the corresponding Commodity Contracts shall be treated as a notice to withdraw given by the Fund.

12. Where a notice to withdraw is duly given in respect of any Application Order Form, then:

(a)

such Application Order Form shall be cancelled, and (without prejudice to any amounts payable under the Direct Agreement) the Parties shall have no further obligations to each other under or in respect of it;

(b)	no interest shall be payable to the Fund in respect of such Application Amount; and

(c)	the number and classes of Shares issued pursuant to that Application Order Form shall be cancelled (without any payment obligation arising under this Agreement).

Set-off

13. If at any time a Redemption Amount is due to be paid by the Fund in respect of a Redemption of Shares by the Authorized Participant and the Authorized Participant failed to pay an Application Amount on its due date and such Application Amount or part thereof remains outstanding, then the Fund may elect, by giving written notice thereof to the Authorized Participant on or before the Payment Date for that Redemption, to effect a set-off of those amounts in accordance with this paragraph 13, and upon the Fund giving notice accordingly the following provisions shall apply:

(a)

if the relevant Redemption Amount is greater than the relevant outstanding Application Amount, the Fund shall apply sufficient of the relevant Redemption Amount to meet the relevant outstanding Application Amount in full, whereupon (i) the relevant outstanding Application Amount shall be deemed paid in full; (ii) the Fund’s obligation to pay to the Authorized Participant that portion of the relevant Redemption Amount so applied shall be deemed satisfied in full; and (iii) the Fund shall pay to the Authorized Participant the balance of the relevant Redemption Amount in accordance with the [Trust Agreement];

(b)

if the relevant Redemption Amount is less than the relevant outstanding Application Amount, the Fund shall apply all of the relevant Redemption Amount to meet the relevant outstanding Application Amount in part, whereupon (i) the relevant Application Amount shall be deemed paid in such part; (ii) the Fund’s obligation to pay to the Authorized Participant the relevant Redemption Amount so applied shall be deemed satisfied in full; and (iii) the Fund shall not be entitled to give a notice of withdrawal in respect of the issue of Shares corresponding to that part of the Application Amount which has been so set off; and

(c)	the Fund shall procure that the [Administrator] will effect deliveries and payments such that:

	(i)	where paragraph 13(a) applies:

		(A)	the issue of Shares relating to the Application Amount which is set off in whole under paragraph 13(a)(i) is settled on a delivery free of payment basis, and

(B)

the Redemption of Shares relating to the Redemption Amount is settled on a delivery versus payment basis (the amount of the payment being the amount of the balance of Redemption Amount payable by the Fund under paragraph 13(a)(iii)); and

	(ii)	where paragraph 13(b) applies:

(A)

the issue of the greatest number of Shares relating to the Application Amount the aggregate subscription price for which does not exceed the balance of the Application Amount that has been set off is settled on a delivery versus payment basis (the amount of the payment being the amount of the balance of Application Amount payable to the Fund) and any difference between such aggregate subscription price and such balance so set off is paid by the Fund into the Redemption Account, and

		(B)	the Redemption of Shares relating to the Redemption Amount which is set off in whole under paragraph 13(b)(ii) is settled on a delivery free of payment basis.

Creation Limits – Order of Priority

14. For the purposes of the Creation Limits, Creation Notices will be dealt with in order of their actual receipt by the Commodity Contract Counterparty and, for the purpose of this paragraph, paragraph 3 above shall be disregarded.

[REDEMPTIONS – Provisions for Redemptions to be added]

APPENDIX A – GLOSSARY OF TERMS

“Application Amount” means the amount determined in accordance with paragraph 12 of Attachment B.

“AP Settlement Failure” means, in relation to any Shares, any failure by the Authorized Participant to comply with its obligations in respect of the Purchase Order for those Shares under this Agreement (including without limitation a failure to pay the Application Amount in respect of those Shares on the due date therefor in full cleared and immediately available US Dollar funds into the Commodity Contract Counterparty Account in accordance with this Agreement), other than any such failure which has occurred as a result of (i) the failure of the Fund to comply with its obligations in respect of the issue of those Shares under this Agreement or (ii) the failure of the relevant Commodity Contract Counterparty to comply with its obligations in respect of the Creation of the corresponding Commodity Contracts under the applicable Facility Agreement;

[“Business Day” means any day other than a day when any of the New York Stock Exchange, the Chicago Board of Trade, or the COMEX is closed for regular trading.]

“Cash” shall mean same day funds in United States dollars.

“CBOT” means the Chicago Board of Trade.

“COMEX” means a division of the New York Mercantile Exchange.

“Commodity Contract Counterparty” means ______________________.

“Confidential Information” means (subject as provided in Section 15(n):

(a)	with respect to the Authorized Participant only:

(i) the business rules dated on or about [ ] [insert date of latest version] produced by the Sponsor relating to Shares as the same may be amended from time to time; and

(ii) any daily spreadsheet forwarded by the Sponsor and/or the Trust or Administrator to the Authorized Participant which details the methodology for pricing of or valuing Commodity Securities;

(b) with respect to the Authorized Participant, the Trust and the Sponsor [(i) this Agreement, the Direct Agreement, the Facility Agreement, the Trust Agreement and any related agreements, and (ii)] any other documentation or other materials sent by such party (the “Sending Party”) to another party (the “Receiving Party”) in connection with this Agreement marked as “Confidential” and which the Receiving Party has prior to such materials being sent, agreed in writing to treat as Confidential Information for the purposes of this Agreement.

“Creation Unit” and “Creation Unit Aggregation” means an aggregation of a specified number of Shares of a particular Fund of the Trust as stated in the Prospectus.

“Custodian” means the Fund’s custodian, JPMorgan Chase Bank, N.A.

“Cut-off Time” means [the time that a Purchase Order must be transmitted to JPMorgan Chase Bank, N.A. to be deemed received. Times are Eastern Time as specified in the Handbook]

“DTC” means The Depository Trust Company.

“DTC Participant” refers to a participant in the facilities of the Depository Trust Company.

“DVP” means Delivery Versus Payment.

“Facility Agreement” means any agreement which is a Facility Agreement as defined in the Prospectus

“Fund” means a series of ETFS Collateralized Commodities Trust.

“Handbook” means the Authorized Participant Procedures Handbook, as supplemented or amended from time to time.

[“IIV” means Intraday Indicative Value.]

[“Licensor” means CME Group Index Services LLC and UBS Securities LLC.]

“NYSE” means the New York Stock Exchange.

“Orders” means any order to purchase or redeem Creation Unit Aggregations.

“Pricing Notice” means a Purchase Order Form, a Redemption Order Form or a notice of withdrawal;

“Prospectus” means the Trust’s then current prospectus and statement of additional information included in its effective registration statement, as supplemented or amended from time to time.

“Purchase Amount” means the amount determined in accordance with paragraph 8 of Attachment B.

“Purchase Order” means the making of an application for the issue of Shares by the Fund by the Authorized Participant by the giving of an Application Order Form in accordance with this Agreement

“Redemption Order” means an order for the redemption of Shares in a Fund given in accordance with [the Trust Agreement].

“Application Order Form” means a notice in the form prescribed from time to time by the Sponsor for the purposes of paragraph 1 of Attachment B;

“Sponsor” means the Funds’ sponsor, ETF Securities USA LLC.

“Transaction Fee” is a fixed dollar fee charged for each Creation Unit regardless of the number of Creations per Fund per Business Day for an Authorized Participant and applicable variable fee charged based on the total value of Creation Aggregation Units purchased or redeemed.

“Transmittal Date” means the date on which a Creation Order to purchase Creation Unit Aggregations is placed.

“Trust” means the ETFS Collateralized Commodities Trust.